AXM PHARMA COMPLETES $3.125 MILLION FINANCING

LAS VEGAS, NV—April 19, 2005 -- AXM Pharma, Inc. (AMEX:AXJ) or (the Company) announced today that it completed a $3.125 million financing in the form of a 9% convertible note, with detachable warrants, which, if exercised, would result in approximately an additional $15.12 million to AXM Pharma.  Funding is expected to occur over the next several business days.

“We are pleased to complete this round of financing and the two new distribution agreements recently announced. With the current financing in place and potential for another $15.12 million in funding from this round, we can continue fulfilling our fast-growing purchase orders that have come in since our factory opened on March 1st.  We look forward to our best year on record in 2005,” stated Douglas MacLellan, Vice Chairman of AXM Pharma, Inc.

The Company also announced it will hold its fourth quarter 2005 earnings conference call on Wednesday April 20, 2005, at 9:00 am EDT. Doug MacLellan, Vice Chairman, will deliver prepared remarks and conduct a question and answer session.  The telephone dial-in number is (866) 814-8399. Please dial in five to ten minutes prior to the beginning of the call at 9:00 am.  A copy of the script will be available on the Company’s web site www.axmpharma.com and in a Form 8K filing with the Securities and Exchange Commission. In addition, a telephone replay will be available through April 25, 2005 by dialing 866-219-1444.

The Company’s private placement of $3.125 million of secured convertible promissory notes bearing interest at the rate of nine percent (9%) per annum are convertible into shares of the Company's common stock (“Common Stock”) at a fixed floor.  The notes are self-liquidating with the first payment beginning on the five (5) month anniversary of the closing of each note. If all the warrants are exercised, in addition to the purchase of the notes, the Company could receive up to $18,250,000 from this financing at an average combined price of $2.71 per share.

Under the terms of the notes, beginning on the five (5) month anniversary of the closing of each note and on the first business day of each month thereafter until the notes are no longer outstanding, the Company shall pay 1/20th of the original principal amount of such notes and all accrued but unpaid interest.  The Company shall elect in its sole discretion to make payments in cash or in the Company’s Common Stock in the amount of $156,250 per month in principal payments plus interest or approximately 3,000 shares per day at current market prices. The decision for type of payment is at the Company’s discretion. If the Company elects to pay in Common Stock, each share of the of the Company’s Common Stock will be valued at 85% of the 5 day volume weighted average price immediately prior to the payment date, with a floor equal to 80% of the volume weighted average price on the date the Company gives notice.  Payments will not begin for five (5) months from the date of closing and at the price five (5) months from the date of closing.

For each $500,000 of notes purchased each purchaser received a Series A warrant to purchase 300,000 shares of Common Stock at an exercise price per share of $2.90 and a Series B warrant to purchase 300,000 shares of Common Stock at an exercise price per share of $3.50.  Each purchaser also received a Series C warrant to purchase a number of shares of Common Stock equal to one hundred percent (100%) of the number of shares of Common Stock issuable upon conversion of such purchaser’s note at an exercise price per share equal to the conversion price of the notes.  The Series A warrants and the Series B warrants shall expire five (5) years following the closing date and the Series C warrants shall expire one (1) year following the effective date of the registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the notes and exercise of the warrants.  If the purchasers elect to convert the notes into Common Stock, the note is convertible at a fixed price of $2.10, subject to standard anti-dilution provisions. Subject to certain conditions, including an effective registration statement, the Company shall have the ability to cause the investors to convert their notes into Common Stock if the Common Stock is trading above $5.00 for twenty (20) consecutive trading days and the Company may also call the Series C warrants if the Common Stock is trading above $4.00 for twenty (20) consecutive trading days.

The gross proceeds from the placement were $2,777,500 from eight institutional investors.  The Company can receive up to approximately $16.88 million from the exercise of the warrants and exercise of the Series C warrants for a total financing of approximately $18,250,000.  The placement was co-managed by H.C. Wainwright & Co, Inc. and Chardan Capital Markets. The funds will be used to accelerate the growth and distribution of the Company’s pharmaceutical products as well as fulfill current purchase orders.

The securities sold in this private placement were sold pursuant to Regulation D under the Securities Act of 1933, as amended.  Neither the common stock underlying the notes nor the warrants have been registered and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release does not constitute an offer to sell or a solicitation of an offer to buy securities of the Company.

AXM Pharma Inc., http://www.axmpharma.com, through its wholly owned subsidiary, Werke Pharmaceuticals, Inc., is the 100% owner of AXM Pharma Shenyang, Inc. ("AXM Shenyang"), a Wholly Foreign Owned Enterprise ("WFOE") under the laws of the People's Republic of China. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang and its predecessor company Shenyang Tianwei Pharmaceutical Factory, Ltd. ("STPF"), has an operating history of approximately 10 years. AXM Shenyang historically has been a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. For additional information on AXM Pharma Inc, please visit http://www.iccinfo.com or call Investor Communications Company, LLC at 866 562 0134.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

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     Tom Bostic

     Investor Communications Company, LLC

     (866) 562-0134